BELL SPORTS CORP.
                           EXHIBIT 11 - STATEMENT RE:
                        COMPUTATION OF PER SHARE EARNINGS
                    (In Thousands, Except Per Share Amounts)


                                               June 28,    June 29,     July 1,
                                                 1997        1996        1995
                                               --------    --------    --------
Net loss                                       $(18,188)   $(12,375)   $ (3,443)

Net effect of convertible subordinated
debentures (using the if-converted method)        2,427       2,427       2,609
                                               --------    --------    --------

Adjusted net loss                              $(15,761)   $ (9,948)   $   (834)
                                               ========    ========    ========

Weighted average number of common and common
equivalent shares outstanding - primary          13,808      13,838       8,178

Additional shares assuming conversion of
convertible subordinated debentures               1,595       1,595       1,595
                                               --------    --------    --------

Adjusted average shares outstanding for
fully diluted computation                        15,403      15,433       9,773
                                               ========    ========    ========

Per share amount - fully diluted               $  (1.02)   $  (0.64)   $  (0.09)
                                               ========    ========    ========